September 13, 1993

Mr. Donald K. Farrar
President and Chief Executive Officer
Imo Industries Inc.
3450 Princeton Pike
Lawrenceville, NJ 08648

Dear Mr. Farrar:

The Board of Directors (the "Board") of Imo Industries Inc. (the
"Company") considers it to be in the best interests of its stockholders to foster the continuous employment of key management personnel of the Company and its subsidiaries in the event of a possible change in control of the Company.

In order to induce you, in the event of a possible change in control of the Company, to remain in the employ of the Company or its subsidiaries and to give your continued attention and dedication to your assigned duties without distraction, and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the severance benefits hereinafter set forth in the event your employment with the Company or its subsidiaries is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1993 provided, however, that commencing on January 1, 1994 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for the lesser of (i) a period of 36 months beyond the term provided herein or (ii) a period of such number of months to your 65th birthday, if a change in control of the Company, as defined in Section 2 hereof, shall have occurred during such term.

     2. Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company or its subsidiaries shall thereafter have been terminated in accordance with Section 3 hereof. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if following the corporate changes described in Form 10 filed with the Securities and Exchange Commission in connection with the distribution of the Company's common stock to the stockholders of Transamerica Corporation (hereinafter referred to as the "Spin-Off") (A) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 35% or more of the combined voting power of the Company's then outstanding securities; (B) during the term of this Agreement, individuals who at the beginning of such term constitute the board, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such term, cease, for any reason to constitute a majority thereof; or (C) more than 50% of the assets of the Company, including the business or businesses for which your services are principally performed, is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary or subsidiaries) of the Company or otherwise.

     (ii) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if following the Spin-Off (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; or (C) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company or its subsidiaries during the pendency of any such potential change in control and for a period of one year after the occurrence of an actual change in control of the Company. However, nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or its subsidiaries prior to an actual change in control of the Company or shall interfere with or restrict in any way the rights of the Company or its subsidiaries, which are hereby expressly reserved, to discharge you at any time prior to an actual change in control of the Company for any reason whatsoever, with or without cause.

     3. Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment by the Company or its subsidiaries within three years of a change in control of the Company during the term of this Agreement unless such termination is (A) because of your Death or Retirement, (B) by the Company for Cause or Disability, or (C) by you other than for Good Reason.

          (i) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company or its subsidiaries on a full-time basis for six consecutive months, and within thirty
(30) days after written notice of termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment with the Company or its subsidiaries for "Disability". Termination by the Company or you of your employment with the Company or its subsidiaries based on "Retirement" shall mean termination in accordance with the retirement policy of the Company, or the subsidiary of the Company by which you are employed, generally applicable to its salaried employees, including early retirement, or in accordance with any retirement arrangement established with your consent with respect to you.

            (ii) Cause. Termination by the Company of your employment with the Company or its subsidiaries for "Cause" shall mean termination upon the willful engaging by you in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of misconduct set further above in this Subsection and specifying the particulars thereof in detail.

          (iii)     Good Reason.  You shall be entitled to
terminate your employment for Good Reason within three years of a change in control of the Company during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following events which occurs without your express written consent.

               (A)  the assignment to you of any duties
inconsistent with your status as President and Chief Executive Officer of the Company or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of the Company other than any such alteration primarily attributable to the fact that the Company may no longer be a public Company;

               (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company and its subsidiaries and all executives of any organization in control of the Company;

               (C) the relocation of the Company's principal executive offices to a location outside the Lawrenceville, New Jersey area or the Company requiring you to be based anywhere other than Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present travel obligations;

               (D) the failure by the Company to continue in effect any compensation plan of the Company in which you participate, including but not limited to the Company's Equity Incentive Plan (the "Stock Option Plan") or any substitute or additional plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the change in control of the Company, or the failure by the Company to continue your participation therein;

               (E)  the failure by the Company or its
subsidiaries to continue to provide you with benefits substantially similar to those enjoyed by you under the Company's Salaried Employees Stock Savings Plan or any of the pension, life insurance, medical, health and accident, or disability plans of the Company or its subsidiaries in which you were participating at the time of a change in control of the Company, or the taking of any action by the Company or its subsidiaries which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company or its subsidiaries to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company or its subsidiaries in accordance with the normal vacation policy of the Company or the subsidiary by which you are employed as in effect at the time of the change in control;

               (F)  the failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

               (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, Subsection (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.

            (iv) Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. A "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

          (v) Date of Termination, Etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period, and (B) if your employment is terminated pursuant to Subsection
(ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which shall be not less than thirty
(30) days from the date such Notice of Termination is given).

     4.   Compensation Upon Termination or During Disability.

          (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with the Company's disability program (without regard to any amendment to such disability program made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any way the computation of benefits thereunder).

           (ii) If your employment shall be terminated for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company and its subsidiaries shall have no further obligations to you under this Agreement.

          (iii) If your employment by the Company shall be terminated during the term of this Agreement (a) by the Company other than for Cause, Retirement or Disability within a period of three years of a change in control of the Company or (b) by you for Good Reason within a period of three years of the occurrence of such a change in control, then you shall be entitled to the benefits provided below.

               (A) the Company shall pay for your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

               (B) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment (together with the payments provided in Subsections (C), (D), (F) and (G) below (the "Severance Payments")) equal to 299.999% of your average taxable compensation from the Company during the five taxable years of the Company, immediately preceding the change in control of the Company (or, if your employment by the Company began during such five-years period, during the portion of the period following your employment); provided that, in the event there are fewer than 36 whole or partial months remaining from the Date of Termination to your 65th birthday, the amount provided for in this Subsection (B) will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining to your 65th birthday and the denominator of which is 36;

               (C)  notwithstanding any provisions of the
Company's bonus plan, the Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum amount equal to the sum of (x) any incentive compensation which has been allocated for the fiscal year preceding that in which the Date of Termination occurs but has not yet been paid, and (y) any award under the Company's bonus plan, if any, which has not yet been paid for any other period which has closed prior to the Date of Termination;

               (D) in lieu of shares of common stock of the Company ("Company Shares") issuable upon the exercise of outstanding options ("Options"), if any, granted to you under the Company's Stock Option Plan or any other stock option plan of the Company (which Options shall be cancelled upon the making of the payment referred to below), the Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum equal to the sum of:

                    (x)  in the case of Options which are
incentive stock options ("Incentive Stock Options"), as defined under Section 422A of the Internal Revenue Code of 1986, as it may hereafter be amended (the "Code"), granted after the date of this Agreement, the product of (a) the difference (to the Extent such difference is a positive number) obtained by subtracting the per share exercise price of each such Incentive Stock Option held by you (to the extent then exercisable) from the higher of (i) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination or (ii) the highest price per Company Share actually paid in connection with any change in control of the Company (but not more than the fair market value per share, within the meaning of Section 422A of the Code and the regulations promulgated thereunder), on the date of payment thereof and (b) the number of Company shares covered by each such Incentive Stock Option;

                    (y)  in the case of all other Options (other
than Incentive Stock Options granted on or before the date of this Agreement, with respect to which no provision is made herein for payment and which Incentive Stock Options shall not be cancelled pursuant to this Agreement), the product of (a) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each such Option held by you whether or not then fully exercisable from the higher of (i) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination, or (ii) the highest price per Company Share actually paid in connection with any change in control of the Company, and
(b) the number of Company Shares covered by such Option;

               (E) the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination
(including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement);

               (F) the Company shall arrange to provide you, for a 36-month period after such termination (or such lesser number of months to your 65th birthday), with life, disability, accident and health insurance substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Section 4
(iii)(F) shall be reduced to the extent comparable benefits are actually received by you during the 36-month period following your termination (or such shorter number of months to your 65th birthday), and any such benefits actually received by you shall be reported by you to the Company; and

               (G) in addition to the retirement benefits to which you are entitled under the qualified and supplemental pension plans of the Company or any of its subsidiaries in which you participate (the "Pension Plans") or any successor plans thereto, the Company shall pay you in one sum in cash on the fifth day following the Date of Termination, a lump sum equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at age
65) which you would have accrued under the terms of the Pension Plans (without regard to any amendment to the Pension Plans made subsequent to a change in control of the Company and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) 36 additional months of benefit accrual and service credit thereunder at your highest annual rate of compensation during the 12 months immediately preceding the Date of Termination (but in no event shall you be deemed to have accumulated additional months of service credit after your 65th birthday), over (y) the vested retirement pension (determined as a straight life annuity commencing at age 65) which you had then accrued pursuant to the provisions of the Pension Plans. For purposes of clause (x), the term "compensation" shall include amounts payable pursuant to Section 4(iii)(B) hereof, and amounts payable pursuant to Section 4(iii)(B) hereof shall be deemed to represent 36 months of compensation (or such lesser number of months of compensation to your 65th birthday) for purposes of determining benefits under the Pension Plans. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Pension Plans immediately prior to the change in control of the Company;

               (H) in the event that any payment or benefit received or to be received by you in connection with either the termination of your employment or a change in control of the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any successor to the Company or any corporation ("Affiliate") affiliated with the Company or which becomes so affiliated pursuant to the transactions resulting in a change in control of the Company, both within the meaning of Section 1504 of the Code, (collectively with the Severance Payments, "Total Payment")) would not be deductible (in whole or part) by the Company or an Affiliate as a result of Section 280G of the Code, the Severance Payments shall be reduced (to zero, if necessary) until no portion of the Total Payments is not deductible as a result of
Section 280G of the Code, or the Severance Payments are not reduced to zero. For purposes of this limitation, (i) no portion of the Total Payments, the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments, shall be taken into account,
(ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (ii)) in their entirety constituted reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii), and (iv) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

             (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise.

          (v) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Pension Plans, and any other plan or agreement relating to retirement benefits.

     5. Letter of Credit Preceding Termination. In the event a potential change in control of the Company shall have occurred, the Company will promptly (and in no event more than seven days thereafter) establish an irrevocable letter of credit (the
"Letter of Credit") in your favor in an amount equal to the aggregate of the amounts which would be payable to you pursuant to Subsections 4(iii)(B), (C), (D) and (E) hereof as if you were immediately entitled to payment pursuant thereto plus $100,000, such Letter of Credit to be issued by a commercial bank which is not an affiliate of the Company, but which is a national banking association or established under the laws of one of the states of the United States, and which has equity in excess of $100 million (the "Bank"). The Letter of Credit shall be in form and substance reasonably satisfactory to you and the Company and will provide that the Bank shall pay you the amount of your draft, at sight, on presentation to the Bank of a statement, signed by you or your authorized representative, setting forth (i) a statement that pursuant to any or all of Subsections 4(iii), 4(iv) or 4(v) of this Agreement you are entitled to payments of not less than the amount of such draft and (ii) the Date of Termination of your employment. Each time you shall draw on the Letter of Credit, you shall provide the Company with a copy of such draft and the accompanying statement referred to above. The Company shall maintain the Letter of Credit in effect for a period of two years from the date on which it is issued; provided, however, that if during any such two-year period any event shall occur which, pursuant to this Section 5, would have required the Company to establish a Letter of Credit had none then existed, then the Company shall maintain the Letter of Credit in effect for a period to two years following such event, unless further extended pursuant to this Section 5. During the period in which a Letter of Credit is required to be maintained, the Company shall, at six-month intervals commencing with the date the Letter of Credit is established, calculate the amount which would be payable to you pursuant to Subsections 4(iii) (B), (C), (D) and (E) hereof as if you were immediately entitled to payment pursuant thereto. If the amount so calculated plus $100,000 exceeds the amount available to be drawn upon under the Letter of Credit then in effect, the Company shall promptly (and in no event later than seven days thereafter) cause the amount payable under the Letter of Credit to be increased by the amount of such excess.

     The payment by the Bank of the amount of your draft in accordance with the terms hereof and of the Letter of Credit shall not constitute a waiver by the Company of, or in any way preclude the Company from asserting, any claim against you that you are not entitled to some or all of such payment. In addition, your drawing upon the Letter of Credit shall not constitute a waiver by you, or in any way preclude you from asserting, any claim against the Company that you are entitled to amounts pursuant to this Agreement which were not paid by amounts received under the Letter of Credit.

     6.   Successors; Binding Agreement.

          (i) the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reasons, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     7. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.

     9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

If this letter correctly set forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                   IMO INDUSTRIES INC.





                                   By:  /s/ D. C. Christensen

                                   Name:  D. C. Christensen

                                   Title:Senior Vice President


Agreed to this 13th day
of  September, 1993

/s/ Donald K. Farrar
Name Donald K. Farrar




                                       _
Name